PURCHASE AND SALE AGREEMENT


             THIS PURCHASE AND SALE AGREEMENT (this "Agreement") is made by and between Properties II, Inc., a Delaware corporation ("Seller"), and The Grove Corporation, Delaware corporation ("Purchaser").

             In consideration of the mutual covenants and representations herein contained, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:


                                       1.
                                PURCHASE AND SALE

             1.1 Purchase and Sale. Subject to the terms and conditions of this Agreement, Seller hereby agrees to sell and convey to Purchaser, and Purchaser hereby agrees to purchase from Seller, all of the Seller's right, title and interest in and to the following described property (herein collectively called the "Property"):

     (a) Land. That certain tract of land (the "Land") located in the City of Acton, Middlesex County, Massachusetts, being more particularly described on Exhibit A attached hereto and made a part hereof.

     (b)  Easements.   All  easements,  if  any,  benefiting  the  Land  or  the
Improvements (as hereinafter defined).

     (c) Rights and Appurtenances. All rights and appurtenances pertaining to the Land, including any right, title and interest of Seller in and to adjacent streets, alleys or rights-of-way.

     (d) Improvements. All improvements and related amenities known as "Village Arms Apartments" (the "Improvements") in and on the Land, and having an address of 419 Great Road, Acton, Massachusetts.

     (e) Leases. All leases (the "Leases") of space in the Property, concession leases, and all tenant security deposits held by Seller on the Closing Date (as hereinafter defined).

     (f) Tangible Personal Property. All appliances, fixtures, equipment, machinery, furniture, carpet, drapes and other personal property, if any, owned by Seller and located on or about the Land and the Improvements (the "Tangible Personal Property").

     (g) Contracts. To the extent assignable without the consent of third parties, the Contracts (as hereinafter defined).

     (h) Intangible Property. To the extent assignable without the consent of third parties, all intangible property (the "Intangible Property"), if any, owned by Seller and pertaining to the Land, the Improvements, or the Tangible Personal Property including, without limitation, transferable utility contracts, transferable telephone exchange numbers, plans and specifications, engineering plans and studies, floor plans and landscape plans.

             1.2 Independent Consideration. Upon execution of this Agreement, Purchaser has delivered to Seller, and Seller acknowledges receipt of, FIFTY AND NO/100 DOLLARS ($50.00) (the "Independent Consideration"), as consideration for Purchaser's right to purchase the Property and for Seller's execution, delivery and performance of this Agreement. The Independent Consideration is in addition to and independent of any other consideration or payment provided for in this Agreement, is non-refundable and shall be retained by Seller notwithstanding any other provision of this Agreement.


                                       2.
                                 PURCHASE PRICE

             2.1 Purchase Price. The purchase price (the "Purchase Price") for the Property shall be FIVE MILLION FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($5,500,000.00) and shall be paid in cash by Purchaser to Seller at the Closing (as defined herein) by wire transfer in accordance with wire transfer instructions to be provided by Seller.


                                       3.
                                  EARNEST MONEY

             3.1 Earnest Money. Purchaser shall deliver to the Title Company (as defined in Section 6.1) on or before December 1, 1997, by wire transfer in accordance with wire transfer instructions provided by the Title Company, the amount of ONE HUNDRED THOUSAND AND NO/100 DOLLARS ($100,000.00) (which amount, together with all interest accrued thereon, if any, is herein called the "Earnest Money") to be invested by the Title Company in an interest-bearing account as Purchaser and Seller shall direct. Seller shall have the option of terminating this Agreement if the full amount of Earnest Money is not delivered to the Title Company as prescribed in this Section 3.1. Purchaser agrees to promptly deliver or cause the Title Company to deliver written acknowledgment by the Title Company that the executed copy of this Agreement and the Earnest Money have been received by and are being held by the Title Company pursuant to the terms of this Agreement. If the sale of the Property is consummated under this Agreement, the Earnest Money shall be paid to Seller and applied to the payment of the Purchase Price at Closing (as hereinafter defined). If Purchaser terminates this Agreement in accordance with any right to terminate granted to Purchaser by the terms of this Agreement, the Earnest Money shall be immediately returned to Purchaser, and no party hereto shall have any further obligations under this Agreement except for such obligations which by their terms expressly survive the termination of this Agreement (the "Surviving Obligations"). Purchaser agrees to deliver to Seller copies of all Reports (as defined in Section 4.2 hereof) at the time the notice to terminate this Agreement is given. The obligations to deliver the Reports shall survive the termination of this Agreement. In no event shall any Earnest Money be returned to Purchaser hereunder until all Reports have been delivered to Seller.

             3.2 Additional Deposit. On or before the expiration of the Approval Period (as hereinafter defined), Purchaser shall make an additional deposit of ONE HUNDRED THOUSAND AND NO/100 DOLLARS ($100,000.00) (the "Additional Deposit") with the Title Company, to be held in the account containing the Earnest Money, which amount shall be retained or disbursed by the Title Company in the same manner as the Earnest Money in accordance with the terms contained herein.


                                       4.
                              CONDITIONS TO CLOSING

             4.1 Delivery of Documents. Purchaser acknowledges that Seller has previously delivered to Purchaser the following items, prior to the Effective Date (as defined in Section 10.13):

     (a) Title Commitment. Commitment for Owner's Policy of Title Insurance (the "Title Commitment") with respect to the Property, issued by the Title Company, and legible copies of any restrictive covenants, easements, and other items listed as title exceptions therein.

     (b) Contracts. Copies of all contracts pertaining to the Property (the "Contracts"), including, but not limited to, management contracts, housing assistance payment contracts, if any, service contracts, equipment leases and maintenance contracts, to the extent in the possession of GE Capital Realty Group, Inc. ("GECRG"). Purchaser acknowledges that Seller does not make any representations or warranties that any Contracts produced are all contracts concerning the Property.

     (c) Rent Roll. A certified rent roll describing all Leases of space in the Improvements as of the last month GECRG has received such information from the property manager of the Property.

     (d) ACM Notice. Information in Seller's possession, if any, regarding the presence and location of asbestos-containing material ("ACM") and presumed ACM on the Property to the extent prescribed by applicable regulations of the Occupation Safety and Health Administration.

     (e) Survey. A current (within the last 6 months) as-built survey of the Property (the "Survey"), showing the location of all Improvements.

     (f) Title V Inspection. Information relating to the summary of Seller's Title V inspection in accordance with Massachusetts laws: 310 CMR ss. 15.301.

Seller's failure to provide Purchaser with the foregoing items prior to the expiration of the Approval Period shall not result in the extension of the Approval Period, and Purchaser's sole remedy therefor shall be Purchaser's right to terminate this Agreement by delivering written notice thereof to Seller on or before the expiration of said Approval Period hereof and receive a return of the Earnest Money, in which event neither party shall have any obligation hereunder except for the Surviving Obligations.

     4.1.1 Purchaser's Satisfaction. Commencing on the Effective Date and ending December 24th, 1997 (the "Approval Period"), the following matters shall be conditions precedent to Purchaser's obligations under this Contract:

     (a) Purchaser's being satisfied in Purchaser's sole discretion that the Property is suitable for Purchaser's intended uses; and

     (b) Purchaser's being satisfied, in Purchaser's sole discretion, with the items listed above in Section 4.1(a) through Section 4.1(f) above, including the information reflected therein.

If Purchaser is not satisfied in its sole discretion as to the suitability of the Property for Purchaser's intended uses or any of the items listed above in
Section 4.1(a) through Section 4.1(f) above, Purchaser may give notice thereof to Seller on or before the expiration of the Approval Period, whereupon this Agreement shall terminate, and upon such termination, Purchaser shall be entitled to the return of the Earnest Money (subject to Purchaser's delivery of the Reports to Seller as required by Section 3.1 of this Agreement), and neither party shall have any further obligation hereunder except for the Surviving
Obligations. If Purchaser fails to give notice to Seller on or before the expiration of the Approval Period that Purchaser is not satisfied with the suitability of the Property or any of the items listed in Section 4.1(a) through
Section 4.1(f) above, Purchaser shall be deemed to be satisfied with such matters and the conditions precedent in this Section 4.1.1 shall be deemed to be satisfied.

                       4.1.2      Title Commitment and Survey.

                       (a) In the  event  (i) the  Survey  shows  any  easement,
             right-of-way, encroachment, conflict, protrusion or other matter affecting the Property that is unacceptable to Purchaser, or (ii) any exceptions appear in the Title Commitment that are unacceptable to Purchaser, Purchaser shall be provided the opportunity until December 24, 1997, to notify Seller in writing of such facts and the reasons therefor ("Purchaser's Objections"). The parties agree that the definition of "Purchaser's Objections" shall automatically include any nongovernmental mortgages or liens affecting the Property which arise from and after the Effective Date. After December 24, 1997, except for Purchaser's Objections if same are timely raised, Purchaser shall be deemed to have accepted the form and substance of the Survey, all matters shown thereon, all exceptions shown on the Title Commitment. Notwithstanding anything to the contrary contained herein, Seller shall have no obligations to take any steps or bring any action or proceeding or otherwise to incur any effort or expense whatsoever to eliminate or modify any of the Purchaser's Objections; provided, however, Seller shall undertake reasonable efforts to eliminate any title matters arising after the date of the Title Commitment (except for the Declaration of Covenants filed in connection with the acquisition by Seller of the Property.) In the event Seller is unable or unwilling to eliminate or modify all of Purchaser's Objections to the reasonable satisfaction of Purchaser, Purchaser may (as its sole and exclusive remedy) terminate this Agreement by delivering notice thereof in writing to Seller by the earlier to occur of (i) the Closing Date or (ii) three (3) days after Seller's written notice to Purchaser of Seller's intent to not cure one or more of such Purchaser's Objections, in which event neither party shall have any obligations hereunder other than the Surviving Obligations. Notwithstanding anything contained in this Section 4.1.2 to the contrary, in the event Purchaser does not obtain a survey prior to the expiration of the Approval Period, Purchaser's rights shall be to terminate this Agreement as set forth in Section 4.1, and such rights shall not be modified or extended by the terms of this Section 4.1.2.

                       (b) The  term  "Permitted  Encumbrances"  as used  herein
             includes: (i) any easement, right of way, encroachment, conflict, discrepancy, overlapping of improvements, protrusion, lien, encumbrance, restriction, condition, covenant, exception or other matter with respect to the Property that is reflected or addressed on the Survey or the Title Commitment to which Purchaser fails to timely object pursuant to Section 4.1.2(a) of this Agreement; (ii) any Purchaser's Objection that remains uncured, for whatever reason, at the earlier to occur of (A) Closing hereunder or (B) three (3) business days after Seller notifies Purchaser that Seller is unwilling or unable to cure or modify Purchaser's Objections to the reasonable satisfaction of Purchaser; and (iii) the rights and interests of parties claiming under the Leases.

     4.1.3 Limitations of Seller's Obligations. Notwithstanding anything contained herein to the contrary, Seller shall have no obligation to take any steps, bring any action or proceeding or incur any effort or expense whatsoever to eliminate, modify or cure any objection Purchaser may have pursuant to
Section 4.1.1, Section 4.1.2 or Section 4.2.

             4.2 Inspection. Purchaser may inspect, test, and survey: (a) the Property, (b) all financial records pertaining to the operation of the Property, and (c) photocopies of all Leases and Contracts in the possession of GECRG and at the Property, at any reasonable time during business hours at any time during the Approval Period. Notwithstanding the foregoing, Purchaser must obtain Seller's prior written approval of the scope and method of any environmental testing or investigation (other than a Phase I environmental inspection) and any inspection which would materially alter the physical condition of the Property, prior to Purchaser's commencement of such inspections or testing. In any event, Seller and its representatives, agents, and/or contractors shall have the right to be present during any such testing, investigation, or inspection. If such inspection reveals any fact or condition unacceptable to Purchaser, Purchaser shall notify Seller in writing prior to the expiration of the Approval Period of such unacceptable fact or condition and Seller shall have the right (without any obligation to do so) to correct same by the Closing Date (as hereinafter defined). If Seller does not correct such unacceptable fact or condition by the Closing Date, Purchaser may terminate this Agreement and neither party shall have any further right or obligation hereunder other than the Surviving Obligations. If Purchaser does not give such notification to Seller in writing prior to the expiration of the Approval Period, the said inspection of the Property shall be deemed satisfactory to Purchaser and Purchaser shall be deemed to have agreed to assume all obligations from and after the date of Closing with respect to the Leases and the Contracts provided to Purchaser. All information provided by Seller to Purchaser or obtained by Purchaser relating to the Property in the course of Purchaser's review, including, without limitation, any environmental assessment or audit (collectively, the "Reports") shall be treated as confidential information by Purchaser and, except to the extent required by law, Purchaser shall instruct all of its employees, agents, representatives and contractors as to the confidentiality of all such information. Purchaser shall restore the Property to its condition existing immediately prior to Purchaser's inspection thereof, and Purchaser shall be liable for all damage or injury to any person or property resulting from, relating to or arising out of any such inspection, whether occasioned by the acts of Purchaser or any of its employees, agents, representatives or contractors, and Purchaser shall indemnify and hold harmless Seller and its agents, employees, officers, directors, affiliates and asset managers from any liability resulting therefrom. This indemnification by Purchaser shall survive the Closing or the termination of this Agreement, as applicable.

             4.3 Purchaser's Representations and Warranties. Purchaser represents and warrants to Seller that (a) Purchaser is a partnership or corporation, duly organized and in good standing under the laws of the Delaware, (and that the acquiring entity of the Property will be qualified to do business in the Commonwealth of Massachusetts if required by law); and has the power to enter into this Agreement and to execute and deliver this Agreement and to perform all duties and obligations imposed upon it hereunder, and Purchaser has obtained all necessary partnership and corporate authorizations required in connection with the execution, delivery and performance contemplated by this Agreement and has obtained the consent of all entities and parties necessary to bind Purchaser to this Agreement, and (b) neither the execution nor the delivery of this Agreement, nor the consummation of the purchase and sale contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement conflict with or will result in the breach of any of the terms, conditions, or provisions of any agreement or instrument to which Purchaser, or any partner or related entity or affiliate of Purchaser, is a party or by which Purchaser, any partner or related entity or affiliate of Purchaser, or any of Purchaser's assets is bound, and (c) that, with respect to each source of funds to be used by it to purchase the Property (respectively, the "Source"), at least one of the following statements shall be accurate as of the Closing Date: (i)the Source does not include the assets of (A) an "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), which is subject to Title I of ERISA, or (B) a "plan" as defined in Section 4975(a) of the Internal Revenue Code of 1986, as amended ("Code"), or (ii)the Source includes the assets of (A) an "employee benefit plan" as defined in Section 3(3) of ERISA or (B) a "plan" as defined in Section 4975 of the Code (each of which has been identified to the Seller in writing pursuant to this paragraph 4.3 at least ten (10) business days prior to the Closing Date), but the use of such Source to purchase the Property will not result in a nonexempt prohibited transaction under Section 406 of ERISA or
Section 4975 of the Code. The Purchaser's representations and warranties set forth in this Section 4.3 shall survive the Closing or termination of this Agreement. Purchaser's representations and warranties contained herein must be true and correct through the Closing Date, and Purchaser's failure to notify Seller prior to the Closing Date of any inaccuracies shall be a default by Purchaser under this Agreement.

             4.4 Seller's Representations and Warranties. Seller represents and warrants to Purchaser that (a) Seller has the full partnership/corporate right, power, and authority, without the joinder of any other person or entity, to enter into, execute and deliver this Agreement, and to perform all duties and obligations imposed on Seller under this Agreement, and (b) neither the execution nor the delivery of this Agreement, nor the consummation of the purchase and sale contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement conflict with or will result in the breach of any of the terms, conditions, or provisions of any agreement or instrument to which Seller is a party or by which Seller or any of Seller's assets is bound.

     4.5 Defective Condition Extension; Termination. The obligations of Seller hereunder are subject to and contingent upon the following:

                       In the event that  subsequent  to the  execution  of this
             Agreement Seller obtains knowledge of, or Purchaser's inspection of the Property reveals, either (i) the presence of any Hazardous Materials (as defined in Section 5.2 hereof) or the violation or potential violation of any Environmental Requirements (as defined in Section 5.3 hereof) or (ii) any structural or other defect in the Improvements, whether or not in violation of any applicable law, ordinance, code, regulation or decree of any governmental authority having jurisdiction over the Property, other than asbestos contained in the ceiling tiles and for any obligations under 310 CMR ss. 15.301 (collectively, a "Defective Condition"), which Seller, in its reasonable judgment, determines could constitute a potential liability to Seller after the Closing or should be remedied prior to the sale of the Property, Seller shall have the right upon written notice to Purchaser on or before the scheduled Closing Date either (i) to extend the Closing Date for the period of time necessary to complete such remediation at Seller's sole cost and expense, or (ii) to terminate this Agreement upon written notice to Purchaser, in which event the Earnest Money shall be refunded to Purchaser and neither party shall have any further right or obligation hereunder other than the Surviving Obligations. The terms of this Section 4.6 are solely for the benefit of Seller and Purchaser shall have no additional right or remedy hereunder as a result of the exercise by Seller of its rights under this Section.

     4.6 Lead Paint. The parties acknowledge that, under Massachusetts law, whenever a child or children under six years of age reside in any residential property in which any paint, plaster or other accessible material contains dangerous levels of lead, the owner of said premises must remove or cover such paint, plaster or other material so as to make it inaccessible to children under six years of age. Purchaser certifies to the following:

     1. Purchaser has been informed that the Property may contain such lead-based materials.

     2. Purchaser has been provided not less than ten (10) days to inspect the Property for lead-based materials.

     3. Upon the transfer of title as provided herein, Purchaser agrees to assume all responsibility for complying with any and all applicable laws concerning lead-based material in the Property and to indemnify and hold harmless Seller with respect to any liability from the same arising from and after the Closing Date.

     4.   Attached   as   Exhibit  G  is   Purchaser's   Transfer   Notification
Certification.

             This section shall survive the delivery of the Deed.


                                       5.
                   NO REPRESENTATIONS OR WARRANTIES BY SELLER;
                             ACCEPTANCE OF PROPERTY

             5.1 Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, PURCHASER ACKNOWLEDGES AND AGREES THAT SELLER HAS NOT MADE, DOES NOT MAKE AND SPECIFICALLY NEGATES AND DISCLAIMS ANY REPRESENTATIONS, WARRANTIES AS DEFINED BELOW), PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE, OF, AS TO, CONCERNING OR WITH RESPECT TO (A) THE VALUE, NATURE, QUALITY OR CONDITION OF THE PROPERTY, INCLUDING, WITHOUT LIMITATION, THE WATER, SOIL AND GEOLOGY, (B) THE INCOME TO BE DERIVED FROM THE PROPERTY, (C) THE SUITABILITY OF THE PROPERTY FOR ANY AND ALL ACTIVITIES AND USES WHICH PURCHASER OR ANY TENANT MAY CONDUCT THEREON, (D) THE COMPLIANCE OF OR BY THE PROPERTY OR ITS OPERATION WITH ANY LAWS, RULES, ORDINANCES OR REGULATIONS OF ANY APPLICABLE GOVERNMENTAL AUTHORITY OR BODY, (E) THE HABITABILITY, MERCHANTABILITY, MARKETABILITY,
PROFITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE PROPERTY, (F) THE MANNER OR QUALITY OF THE CONSTRUCTION OR MATERIALS, IF ANY, INCORPORATED INTO THE PROPERTY, (G) THE MANNER, QUALITY, STATE OF REPAIR OR LACK OF REPAIR OF THE PROPERTY, OR (H) COMPLIANCE WITH ANY ENVIRONMENTAL PROTECTION, POLLUTION OR LAND USE LAWS, RULES, REGULATIONS, ORDERS OR REQUIREMENTS, INCLUDING THE EXISTENCE IN OR ON THE PROPERTY OF HAZARDOUS MATERIALS (AS DEFINED BELOW) OR (I) ANY OTHER MATTER WITH RESPECT TO THE PROPERTY. ADDITIONALLY, NO PERSON ACTING ON BEHALF OF SELLER IS AUTHORIZED TO MAKE, AND BY EXECUTION HEREOF OF PURCHASER ACKNOWLEDGES THAT NO PERSON HAS MADE, ANY REPRESENTATION, AGREEMENT, STATEMENT, WARRANTY, GUARANTY OR PROMISE REGARDING THE PROPERTY OR THE TRANSACTION CONTEMPLATED HEREIN; AND NO SUCH REPRESENTATION, WARRANTY, AGREEMENT, GUARANTY, STATEMENT OR PROMISE IF ANY, MADE BY ANY PERSON ACTING ON BEHALF OF SELLER SHALL BE VALID OR BINDING UPON SELLER UNLESS EXPRESSLY SET FORTH HEREIN. PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT HAVING BEEN GIVEN THE OPPORTUNITY TO INSPECT THE PROPERTY, PURCHASER IS RELYING SOLELY ON ITS OWN INVESTIGATION OF THE PROPERTY AND NOT ON ANY INFORMATION PROVIDED OR TO BE PROVIDED BY SELLER AND AGREES TO ACCEPT THE PROPERTY AT THE CLOSING AND WAIVE ALL OBJECTIONS OR CLAIMS AGAINST SELLER (INCLUDING, BUT NOT LIMITED TO, ANY RIGHT OR CLAIM OF CONTRIBUTION) ARISING FROM OR RELATED TO THE PROPERTY OR TO ANY HAZARDOUS MATERIALS ON THE PROPERTY. PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT ANY INFORMATION PROVIDED OR TO BE PROVIDED WITH RESPECT TO THE PROPERTY WAS OBTAINED FROM A VARIETY OF SOURCES AND THAT SELLER HAS NOT MADE ANY INDEPENDENT INVESTIGATION OR VERIFICATION OF SUCH INFORMATION AND MAKES NO REPRESENTATIONS AS TO THE ACCURACY, TRUTHFULNESS OR COMPLETENESS OF SUCH INFORMATION. EXCEPT AS SET FORTH HEREIN, SELLER IS NOT LIABLE OR BOUND IN ANY MANNER BY ANY VERBAL OR WRITTEN STATEMENT, REPRESENTATION OR INFORMATION PERTAINING TO THE PROPERTY, OR THE
OPERATION THEREOF, FURNISHED BY ANY REAL ESTATE BROKER, CONTRACTOR, AGENT, EMPLOYEE, SERVANT OR OTHER PERSON. EXCEPT AS SET FORTH HEREIN, PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT TO THE MAXIMUM EXTENT PERMITTED BY LAW, THE SALE OF THE PROPERTY AS PROVIDED FOR HEREIN IS MADE ON AN "AS IS" CONDITION AND BASIS WITH ALL FAULTS. IT IS UNDERSTOOD AND AGREED THAT THE PURCHASE PRICE HAS BEEN ADJUSTED BY PRIOR NEGOTIATION TO REFLECT THAT ALL OF THE PROPERTY IS SOLD BY SELLER AND PURCHASED BY PURCHASER SUBJECT TO THE FOREGOING. EXCEPT AS PROVIDED IN SECTION 10.2 HEREOF, PURCHASER HEREBY AGREES TO INDEMNIFY, PROTECT, DEFEND, SAVE AND HOLD HARMLESS SELLER FROM AND AGAINST ANY AND ALL DEBTS, DUTIES, OBLIGATIONS, LIABILITIES, SUITS, CLAIMS, DEMANDS, CAUSES OF ACTION, DAMAGES, LOSSES, FEES AND EXPENSES (INCLUDING, WITHOUT LIMITATION, ATTORNEYS' FEES AND
EXPENSES AND COURT COSTS) IN ANY WAY RELATING TO, OR IN CONNECTION WITH OR ARISING OUT OF PURCHASER'S ACQUISITION, OWNERSHIP, LEASING, USE, OPERATION, MAINTENANCE AND MANAGEMENT OF THE PROPERTY. THE PROVISIONS OF THIS SECTION 5 SHALL SURVIVE THE CLOSING OR ANY TERMINATION HEREOF.

             5.2 Hazardous Materials. "Hazardous Materials" shall mean any substance which is or contains (i) any "hazardous substance" as now or hereafter defined in ss.101(14) of the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amend (42 U.S.C. ss.9601 et seq.) ("CERCLA") or any regulations promulgated under CERCLA; (ii) any "hazardous waste" as now or hereafter defined in the Resource Conservation and Recovery Act (42 U.S.C. ss.6901 et seq.) ("RCRA") or regulations promulgated under RCRA; (iii) any substance regulated by the Toxic Substances Control Act (15 U.S.C. ss.2601 et seq.); (iv) gasoline, diesel fuel, or other petroleum hydrocarbons; (v) asbestos and asbestos containing materials, in any form, whether friable or non-friable;
(vi) polychlorinated biphenyls; (vii) radon gas; (viii) any additional substances or materials which are now or hereafter classified or considered to be hazardous or toxic under Environmental Requirements (as hereinafter defined) or the common law, or any other applicable laws relating to the Property. Hazardous Materials shall include, without limitation, any substance, the presence of which on the Property, (A) requires reporting, investigation or remediation under Environmental Requirements; (B) causes or threatens to cause a nuisance on the Property or adjacent property or poses or threatens to pose a hazard to the health or safety of persons on the Property or adjacent property; or (C) which, if it emanated or migrated from the Property, could constitute a trespass; and (ix) as defined in Massachusetts General Laws, Chapter 21C, and Massachusetts General Laws, Chapter 21E, as amended.

             5.3 Environmental Requirements. "Environmental Requirements" shall mean all laws, ordinances, statutes, codes, rules, regulations, agreements, judgments, orders, and decrees, now or hereafter enacted, promulgated, or amended, of the United States, the states, the counties, the cities, or any other political subdivisions in which the Property is located, and any other political subdivision, agency or instrumentality exercising jurisdiction over the owner of the Property, the Property, or the use of the Property, relating to pollution, the protection or regulation of human health, natural resources, or the environment, or the emission, discharge, release or threatened release of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or waste or Hazardous Materials into the environment (including, without limitation, ambient air, surface water, ground water or land or soil).


                                       6.
                                     CLOSING

             6.1 Closing. The Closing (the "Closing") shall be held at the offices of Chicago Title Insurance Company (the "Title Company") at 10 Columbus Boulevard, Hartford, Connecticut 06106, Attn: Tom Covill, on or before December 30, 1997 (the "Closing Date"), unless the parties mutually agree in writing upon another place, time or date.

     6.2 Possession. Possession of the Property shall be delivered to Purchaser at the Closing, subject to the Permitted Encumbrances.

             6.3 Proration. All rents, other amounts payable by the tenants under the Leases, income, utilities and all other operating expenses with respect to the Property for the month in which the Closing occurs, and real estate and personal property taxes and other assessments with respect to the Property for the year in which the Closing occurs, shall be prorated to the date Seller receives the Purchase Price in immediately available funds with Seller receiving the benefits and burdens of ownership on the Closing Date.

                       (a) If the Closing shall occur before rents and all other
             amounts payable by the tenants under the Leases and all other income from the Property have actually been paid for the month in which the Closing occurs, the apportionment of such rents and other amounts and other income shall be upon the basis of such rents, other amounts and other income actually received by Seller. Subsequent to the Closing, if any rents and other income are actually received by Purchaser, all such amounts shall first be applied to post-closing rents due to Purchaser and the balance shall be immediately paid by Purchaser to Seller. Purchaser shall make a good faith effort and attempt to collect any such rents and other amounts and other income not apportioned at the Closing for the benefit of Seller, however, Purchaser shall not be required to expend any funds or institute any litigation in its collection efforts. Nothing in this paragraph shall restrict Seller's right to collect delinquent rents directly from a tenant by any legal means provided, however, Seller shall not have the right to pursue the eviction of any tenant of the Property.

                       (b) If the Closing shall occur before the tax rate or the
             assessed valuation of the Property is fixed for the then current year, the apportionment of taxes shall be upon the basis of the tax rate for the preceding year applied to the latest assessed valuation. Subsequent to the Closing, when the tax rate and the assessed valuation of the Property is fixed for the year in which the Closing occurs, the parties agree to adjust the proration of taxes and, if necessary, to refund or repay such sums as shall be necessary to effect such adjustment. If the Property is not assessed as a separate parcel for tax or assessment purposes, then such taxes and assessments attributable to the Property shall be determined by Purchaser and Seller. If, as of the Closing, the Property is not being treated as a separate tax parcel, then within thirty (30) days after the Closing, Purchaser shall, at its sole cost and expense, have the Property assessed separately for tax and assessment purposes.

                       (c) If the Closing  shall occur before the actual  amount
             of utilities and all other operating expenses with respect to the Property for the month in which the Closing occurs are determined, the apportionment of such utilities and other operating expenses shall be upon the basis of an estimate by Seller of such utilities and other operating expenses for such month. Subsequent to the Closing, when the actual amount of such utilities and other operating expenses with respect to the Property for the month in which the Closing occurs are determined, the parties agree to adjust the proration of such utilities and other operating expenses and, if necessary, to refund or repay such sums as shall be necessary to effect such adjustment.

The agreements of Seller and Purchaser set forth in this Section 6.3 shall survive the Closing.

             6.4 Closing Costs. Except as otherwise expressly provided herein, Seller shall pay, on the Closing Date, the cost of any transfer fees, one-half (1/2) of any escrow fees and other customary charges of the Title Company, and Purchaser shall pay, on the Closing Date, the title insurance premium for the Owner's Policy (as defined in Section 6.6), the cost of the Survey and all updates thereto, all recording costs, one-half (1/2) of any escrow fees and other customary charges of the Title Company. Except as otherwise provided herein, each party shall pay its own attorneys' fees.

     6.5 Seller's Obligations at the Closing. At the Closing, Seller shall deliver to Purchaser the ------------------------------------ following:

     (a) Evidence of Authority. Such organizational and authorizing documents of Seller as shall be reasonably required by the Title Company to evidence Seller's authority to consummate the transactions contemplated by this Agreement.

     (b) Foreign Person. An affidavit of Seller certifying that Seller is not a "foreign person," as defined in the federal Foreign Investment in Real Property Tax Act of 1980, and the 1984 Tax Reform Act, as amended.

     (c) Leases. The originals of all of the Leases in the possession of GECRG. Purchaser shall receive a credit against the Purchase Price for the security deposit liability (i.e. all amounts due to tenants under the Leases) and Seller's liability for the last month's rent.

     (d) Contracts. The originals of all of the Contracts, if any, in the possession of GECRG.

     (e) Excise Tax Waiver. Seller shall either obtain an excise tax lien waiver from the Massachusetts Department of Revenue for the transactions contemplated by this Agreement on or prior to the Closing to the satisfaction of the Title Company or insert a clause into the Deed reflecting that such transfer and conveyance is not a sale of all or substantially all of the assets of Seller in the Commonwealth of Massachusetts.

     (f) Title Affidavits. Such other affidavits from Seller as may be reasonably be required by the Title Company.

     6.6 Purchaser's Obligations at the Closing. At the Closing, Purchaser shall deliver to Seller the following:

     (a) Purchase Price. The Purchase Price by wire transfer of immediately available funds.

     (b) Evidence of Authority. Such organizational and
             authorizing documents of Purchaser as shall be reasonably required by Seller and/or the Title Company authorizing Purchaser's acquisition of the Property pursuant to this Agreement and the execution of this Agreement and any documents to be executed by Purchaser at the Closing.

     (c) Taxpayer I.D. Certification, in the form attached to this Agreement as Exhibit E.

             In the event Purchaser so elects, Purchaser may obtain, at Purchaser's expense, an Owner's Policy of Title Insurance in standard form (the "Owner's Policy"), naming Purchaser as insured, in the amount of the Purchase Price, insuring that Purchaser owns good and indefeasible fee simple title to the Property, subject only to the Permitted Encumbrances. Purchaser, at Purchaser's sole expense, may elect to cause the Title Company to amend the survey exception to read "any shortages in area."

     6.7 Documents to be Executed by Seller and Purchaser. At the Closing, Seller and Purchaser shall also execute and deliver the following:

                       (a) Deed.  Quitclaim Deed (the "Deed") conveying the Land
             and the Improvements to Purchaser subject to no exceptions other than the Permitted Encumbrances, in the form attached to this Agreement as Exhibit B.

                       (b) Tenant Notices.  Signed  statements or notices to all
             tenants of the Property notifying such tenants that the Property has been transferred to Purchaser and that Purchaser is responsible for security deposits (specifying the amounts of such deposits).

     (c) Assignment and Assumption of Personal Property, Service Contracts, Warranties and Leases. Assignment in the form attached to this Agreement as Exhibit C.

                       (d) ACM  Notice.  Notice  from  Seller  to  Purchaser  in
             substantially the form attached to this Agreement as Exhibit D (the "ACM Notice") pursuant to which Seller shall provide Purchaser with information in Seller's possession, if any, regarding the presence and location of asbestos-containing material ("ACM") and presumed ACM on the Property to the extent prescribed by applicable regulations of the Occupational Safety and Health Administration.

                       (e) Lead Paint Notice. Notice from Seller to Purchaser in
             substantially the form attached to this Agreement as Exhibit G (the "Lead Paint Notice") pursuant to which Seller shall provide Purchaser with information in Seller's possession, if any, of the presence and location of lead-based paint to the extent prescribed by applicable law.


                                       7.
                                  RISK OF LOSS

             7.1 Condemnation. If, prior to the Closing, action is initiated to take any of the Property by eminent domain proceedings or by deed in lieu thereof, Purchaser may either at or prior to Closing (a) terminate this Agreement, or (b) consummate the Closing, in which latter event all of Seller's right, title and interest in and to the award of the condemning authority shall be assigned to Purchaser at the Closing and there shall be no reduction in the Purchase Price.

             7.2 Casualty. Except as provided in Sections 4.2 of this Agreement, Seller assumes all risks and liability for damage to or injury occurring to the Property by fire, storm, accident, or any other casualty or cause until the Closing has been consummated. If the Property, or any part thereof, suffers any damage in excess of $100,000.00 prior to the Closing from fire or other casualty, which Seller, at its sole option, does not elect to repair (which election shall be made within 120 days of Closing), Purchaser may either at or prior to Closing (a) terminate this Agreement, or (b) consummate the Closing, in which latter event all of Seller's right, title and interest in and to the proceeds of any insurance covering such damage (less an amount equal to any expenses and costs incurred by Seller to repair or restore the Property and any portion of such proceeds paid or to be paid on account of the loss of rents or other income from the Property for the period prior to and including the Closing Date, all of which shall be payable to Seller), to the extent the amount of such insurance does not exceed the Purchase Price, plus an amount equal to Seller's deductible under its insurance policy (the aggregate of such amounts shall not exceed the Purchase Price) shall be assigned to Purchaser at the Closing. If the Property, or any part thereof, suffers any damage less than $100,000.00 prior to the Closing, Purchaser agrees that it will consummate the Closing and accept the assignment of the proceeds of any insurance covering such damage plus an amount equal to Seller's deductible under its insurance policy and there shall be no reduction in the Purchase Price.


                                       8.
                                     DEFAULT

             8.1 Breach by Seller. Except as Purchaser's remedies may otherwise be expressly limited by the terms of this Agreement (including, without limitation, the terms of Section 4):

                       (a) Breach by Seller. In the event that Seller shall fail
             to consummate the transactions contemplated by this Agreement for any reason, except Purchaser's default or a termination of this Agreement by Purchaser or Seller pursuant to a right to do so under the provisions hereof, Purchaser, as its sole and exclusive remedies may either (i) terminate this Agreement, receive a refund of the Earnest Money and Additional Deposit, if any, and pursue Seller for actual damages, provided, however, in no event shall Purchaser be entitled to a recovery or claim against Seller in excess of an amount equal to the amount of the Earnest Money and Additional Deposit, if any, Seller shall not be liable to Purchaser for any punitive, speculative or consequential damages or (ii) pursue the remedy of specific performance of Seller's obligations under this Agreement; provided, however that (a) any such suit for specific performance must be filed within sixty (60) days after Purchaser becomes aware of the default by Seller, (b) Purchaser is not in default under this Agreement, (c) Purchaser has tendered the Purchase Price, less Purchaser's good faith reasonable estimate of proration credits that would be credited against the Purchase Price, to the Title Company in immediately available funds and the Title Company has acknowledged receipt of same, in writing, to Seller, and (d) Purchaser has furnished ten (10) days prior written notice to Seller of its intent and election to seek specific enforcement of this Agreement; and further provided that notwithstanding anything to the contrary contained herein if Purchaser seeks specific performance under this Agreement Purchaser agrees to accept the Property in its "WHERE IS, AS IS" condition. Purchaser hereby agrees that prior to its exercise of any right or remedies as a result of any defaults by Seller, Purchaser will first deliver written notice of said default to Seller and give Seller ten (10) days thereafter in which to cure said default, if Seller so elects. In no event whatsoever shall Purchaser file any instrument of record against title to the Property until it has complied with the provisions of (a) through (d) above.
             Notwithstanding any of the foregoing to the contrary, in no event whatsoever, shall Purchaser have the right to seek money damages of any kind as a result of any default by Seller under any of the terms of this Agreement except as provided for herein. In no event shall Seller be liable to Purchaser for any punitive, speculative or consequential damages. If for any reason the remedy of specific performance is denied Purchaser following all available court proceedings, or Purchaser discontinues the action for specific performance, then all funds deposited by Purchaser pursuant to (c) above shall be returned to Purchaser and the Seller shall then be released from any further liability to Purchaser in reference to this Contract but Purchaser may be liable to Seller for costs or damages as provided under this Agreement or by law.

             8.2       Breach by Purchaser.

                       (a) If  Purchaser  fails to comply with Section 6 of this
             Agreement, Seller may terminate this Agreement and thereupon shall be entitled to the Earnest Money and Additional Deposit, if any, as liquidated damages (and not as a penalty) and as Seller's sole remedy at law or in equity (except for the Surviving Obligations). Seller and Purchaser have made this provision for liquidated damages because it would be difficult to calculate, on the date hereof, the amount of actual damages for such breach, and Seller and Purchaser agree that these sums represent reasonable compensation to Seller for such breach.

                       (b) In the event of any default by  Purchaser  under this
             Agreement, other than Purchaser's failure to comply with Section 6 of this Agreement, Seller shall have any and all rights and remedies available at law or in equity by reason of such default.

             The provisions of this Section 8.2 shall not limit or affect any of Purchaser's indemnities as provided in other Sections of this Agreement.


                                       9.
                                FUTURE OPERATIONS

     9.1 Future Operations. From the date of this Agreement until the Closing or earlier termination of this Agreement:

                                  (a) Seller will keep and maintain the Property
                       in substantially its condition as of the date of this Agreement and continue to lease in the ordinary course of business consistent with Seller's past practice with respect to the Property;

                                  (b) Seller will perform all Seller's obligations under the Contracts. Seller will not, without the prior written consent of Purchaser, modify, enter into, or renew any Contract which cannot be cancelled upon thirty (30) days prior written notice.


                                       10.
                                  MISCELLANEOUS

             10.1 Notices. All notices, demands and requests which may be given or which are required to be given by either party to the other, and any exercise of a right of termination provided by this Agreement, shall be in writing and shall be deemed effective either: (a) on the date personally delivered to the address below, as evidenced by written receipt therefore, whether or not actually received by the person to whom addressed; (b) on the third (3rd) business day after being sent, by certified or registered mail, return receipt requested, addressed to the intended recipient at the address specified below with a copy via telecopy; or (c) on the first (1st) business day after being deposited into the custody of a nationally recognized overnight delivery service such as Federal Express Corporation, Emery or Purolator, addressed to such party at the address specified below. For purposes of this Section 10.1, the addresses of the parties for all notices are as follows (unless changed by similar notice in writing given by the particular person whose address is to be changed):

If to Seller:                        Properties II, Inc.
                                     c/o GE Capital Realty Group, Inc.
                                     16479 Dallas Parkway, Suite 400
                                     Dallas, Texas 75248-2605
                                     Attention:  Scott Kocurek
                                     Tel:  (214) 447-2604
                                     Fax:  (214) 447-2667

with a copy to:                      Locke Purnell Rain Harrell
                                     (A Professional Corporation)
                                     2200 Ross Avenue, Suite 2200
                                     Dallas, Texas 75201-6776
                                     Attention:  Brian Forbes
                                     Tel:  (214) 740-8467
                                     Fax:  (214) 740-8800

If to Purchaser:                     The Grove Corporation
                                     598 Asylum Avenue
                                     Hartford, Connecticut  06105
                                     Attention:  Brian Navarro
                                     Tel:  (860) 246-1126
                                     Fax:  (860) 947-6960

with a copy to:                      Rogin, Nassau, Caplan, Lassman & Hirtle
                                     CityPlace I, 22nd Floor
                                     185 Asylum Street
                                     Hartford, Connecticut  06103-3460
                                     Attention:  Peter Sorokin
                                     Tel:  (860) 278-7480
                                     Fax:  (860) 278-2179

If to Title
Company:                   Chicago Title Insurance Company
                                     7616 LBJ Freeway, Suite 300
                                     Dallas, Texas 75251
                                     Attention:  Ellen Schwab
                                     Tel:  (972) 663-0414
                                     Fax:  (972) 404-8731

             10.2 Real Estate Commissions. Except for Cushman and Wakefield, which Purchaser agrees to pay a two percent (2%) commission upon consummation of this transaction, neither Seller nor Purchaser has authorized any broker or finder to act on Purchaser's behalf in connection with the sale and purchase hereunder and neither Seller nor Purchaser has dealt with any broker or finder purporting to act on behalf of any other party. Purchaser agrees to indemnify and hold harmless Seller from and against any and all claims, losses, damages, costs or expenses of any kind or character arising out of or resulting from any agreement, arrangement or understanding alleged to have been made by Purchaser or on Purchaser's behalf with any broker or finder in connection with this Agreement or the transaction contemplated hereby. Seller agrees to indemnify and hold harmless Purchaser from and against any and all claims, losses, damages, costs or expenses of any kind or character arising out of or resulting from any agreement, arrangement or understanding alleged to have been made by Seller or on Seller's behalf with any broker or finder in connection with this Agreement or the transaction contemplated hereby. Notwithstanding anything to the contrary contained herein, this Section 10.2 shall survive the Closing or any earlier termination of this Agreement.

             10.3 Entire Agreement. This Agreement embodies the entire agreement between the parties relative to the subject matter hereof, and there are no oral or written agreements between the parties, nor any representations made by either party relative to the subject matter hereof, which are not expressly set forth herein.

     10.4 Amendment. This Agreement may be amended only by a written instrument executed by the party or parties to be bound thereby.

             10.5 Headings. The captions and headings used in this Agreement are for convenience only and do not in any way limit, amplify, or otherwise modify the provisions of this Agreement.

             10.6 Time of Essence. Time is of the essence of this Agreement; however, if the final date of any period which is set out in any provision of this Agreement falls on a Saturday, Sunday or legal holiday under the laws of the United States or the Commonwealth of Massachusetts, then, in such event, the time of such period shall be extended to the next day which is not a Saturday, Sunday or legal holiday.

     10.7 Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Massachusetts and the laws of the United States pertaining to transactions in such State.

             10.8 Successors and Assigns; Assignment. This Agreement shall bind and inure to the benefit of Seller and Purchaser and their respective heirs, executors, administrators, personal and legal representatives, successors and permitted assigns. Purchaser shall not assign Purchaser's rights under this Agreement without the prior written consent of Seller, which consent may be withheld absolutely; provided, however, Purchaser shall be entitled to assign its interest in this Agreement to an entity in which either the Grove Property Trust or Brian Navarro holds a principal ownership interest. In the event Seller consents to such assignment, Purchaser and such assignee shall execute and deliver an Assignment of Purchase and Sale Agreement in the form attached hereto as Exhibit F. Any subsequent assignment may be made only with the prior written consent of Seller. No assignment of Purchaser's rights hereunder shall relieve Purchaser of its liabilities under this Agreement. This Agreement is solely for the benefit of Seller and Purchaser; there are no third party beneficiaries hereof. Any assignment of this Agreement in violation of the foregoing provisions shall be null and void.

             10.9 Invalid Provision. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement; and, the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by such illegal, invalid, or unenforceable provision or by its severance from this Agreement.

             10.10 Attorneys' Fees. In the event it becomes necessary for either party hereto to file suit to enforce this Agreement or any provision contained herein, the party prevailing in such suit shall be entitled to recover, in addition to all other remedies or damages, as provided herein, reasonable attorneys' fees incurred in such suit.

             10.11 Multiple Counterparts. This Agreement may be executed in a number of identical counterparts which, taken together, shall constitute collectively one (1) agreement; in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart with each party's signature.

             10.12 Expiration. The execution of this Agreement by Purchaser and the delivery hereof to Seller shall constitute an offer which shall be automatically withdrawn, revoked and terminated unless Seller accepts the same by executing this Agreement and delivering one fully executed counterpart hereof to the Title Company prior to 4:00 p.m. Central Standard Time the 5th day of December, 1997.

             10.13 Effective Date. As used herein the term "Effective Date" shall mean the first date the Title Company is in receipt of both this Agreement executed by Purchaser and Seller (whether in counterparts or not) and the Earnest Money.

             10.14 Exhibits. The following exhibits are attached to this Agreement and are incorporated into this Agreement by this reference and made a part hereof for all purposes:

  (a)        Exhibit A, the legal description of the Land.
  (b)        Exhibit B, the form of the Deed.
  (c) Exhibit C, the form of the Assignment and Assumption of Personal Property,Service Contracts, Warranties and Leases.
  (d)        Exhibit D, the form of ACM Notice.
  (e)        Exhibit E, the form of the Taxpayer I.D. Certification.
  (f)        Exhibit F, the form of Assignment of Purchase and Sale Agreement.
  (g)        Exhibit G, the form of Lead Paint Notice.

             10.15 No Recordation. Seller and Purchaser hereby acknowledge that neither this Agreement nor any memorandum or affidavit thereof shall be recorded of public record in Middlesex County, Massachusetts or any other county. Should Purchaser ever record or attempt to record this Agreement, or a memorandum or affidavit thereof, or any other similar document, then, notwithstanding anything herein to the contrary, said recordation or attempt at recordation shall constitute a default by Purchaser hereunder, and, in addition to the other remedies provided for herein, Seller shall have the express right to terminate this Agreement by filing a notice of said termination in the county in which the Land is located.

             10.16 Merger Provision. Except as otherwise expressly provided herein, any and all rights of action of Purchaser for any breach by Seller of any representation, warranty or covenant contained in this Agreement shall merge with the Deed and other instruments executed at Closing, shall terminate at Closing and shall not survive Closing.

             10.17 Jury Waiver. PURCHASER AND SELLER DO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THEIR RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, OR UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE DOCUMENTS DELIVERED BY PURCHASER AT CLOSING OR SELLER AT CLOSING, OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ANY ACTIONS OF EITHER PARTY ARISING OUT OF OR RELATED IN ANY MANNER WITH THIS AGREEMENT OR THE PROPERTY (INCLUDING WITHOUT LIMITATION, ANY ACTION TO RESCIND OR CANCEL THIS AGREEMENT AND ANY CLAIMS OR DEFENSES ASSERTING THAT THIS AGREEMENT WAS FRAUDULENTLY INDUCED OR IS OTHERWISE VOID OR VOIDABLE). THIS WAIVER IS A MATERIAL INDUCEMENT FOR SELLER TO ENTER INTO AND ACCEPT THIS AGREEMENT AND THE DOCUMENTS DELIVERED BY PURCHASER AT CLOSING AND SHALL SURVIVE THE CLOSING OF TERMINATION OF THIS AGREEMENT.


                                       11.
                               Title V Inspection

             11.1 Title V Inspection. The Purchaser acknowledges that a Title V Inspection pursuant to Section 15.301 of Title V of 310 CMR ss. 15.000, ss. 314 CMR 3,4, 5 and 6, has been performed with respect to the Property, and Purchaser agrees to undertake the obligations, if any, required by said section of Title V of the owner of the Property, including, but not limited to, upgrading the current septic and/or sewage system currently in use with respect to the Property. Purchaser acknowledges that Seller is also delivering the Title V report to the appropriate governmental authorities. Purchaser agrees to indemnify and hold Seller harmless from and against any losses, claims, costs and expenses (including reasonable attorneys' fees) incurred by Seller arising out of Purchaser's failure to comply with either this section or Massachusetts laws relating to Title V. The obligations and indemnities contained in this
Section 11 shall survive the Closing indefinitely.


                                       12.
                                  Title Company

             12.1 Investment of Earnest Money. Title Company shall hold the Earnest Money in an interest-bearing account at a banking institution with which Title Company has an established banking relationship as directed by the Purchaser and shall invest the Earnest Money in such accounts as the Purchaser and Seller shall from time to time direct or approve. Title Company shall promptly advise Seller and Purchaser if the Earnest Money is not received by Title Company in a timely fashion.

             12.2 Payment at Closing. If the Closing takes place under this Agreement, Title Company shall deliver the Earnest Money to, or upon the instructions of, Seller on the Closing Date.

             12.3 Payment of Earnest Money. Upon the receipt of written certification from the Seller claiming the Earnest Money pursuant to the provisions of this Agreement, Title Company shall promptly forward a copy thereof to the Purchaser and, unless Purchaser within two (2) business days of receipt thereof notifies Title Company of any objection to such requested disbursement of the Earnest Money, Title Company shall disburse the Earnest Money to Seller and shall thereupon be released and discharged from any further duty or obligation hereunder. Purchaser acknowledges that, in the event Purchaser shall object to the transfer of the Earnest Money to Seller, Title Company shall either retain said Earnest Money or bring an appropriate action or proceeding for leave to deposit the Earnest Money and Additional Deposit, if any, in a court of competent jurisdiction pending such determination, and Title Company shall have no further obligations hereunder. Title Company shall have no responsibility or obligation with respect to the Additional Earnest Money.

             12.4 Exculpation of Title Company. It is agreed that the duties of Title Company are herein specifically provided and are purely ministerial in nature, and that Title Company shall incur no liability whatsoever except for its willful misconduct or gross negligence so long as Title Company is acting in good faith. Seller and Purchaser do each hereby release Title Company from any liability for any error of judgment or for any act done or omitted to be done by Title Company in the good faith performance of its duties hereunder and do each hereby indemnify Title Company against, and agree to hold, save, and defend Title Company harmless from, any costs, liabilities, and expenses incurred by Title Company in serving as Title Company hereunder and in faithfully discharging its duties and obligations hereunder.

             12.5 Stakeholder. Title Company is acting as a stakeholder only with respect to the Earnest Money. If there is any dispute as to whether Title Company is obligated to deliver the Earnest Money or as to whom the Earnest Money is to be delivered, Title Company may refuse to make any delivery and may continue to hold the Earnest Money until receipt by Title Company of an authorization in writing, signed by Seller and Purchaser, directing the disposition of the Earnest Money. In the absence of such written authorization, Title Company shall hold the Earnest Money until a final determination of the rights of the parties in an appropriate proceeding and may bring an appropriate action or proceeding for leave to deposit the Earnest Money in a court of competent jurisdiction pending such determination. Title Company shall be reimbursed for all costs and expenses of such action or proceeding, including, without limitation, reasonable attorneys' fees and disbursements, by the party determined not to be entitled to the Earnest Money. Upon making delivery of the Earnest Money in any of the manners herein provided, Title Company shall have no further liability or obligation hereunder.

             12.6 Interest. All interest and other income earned on the Earnest Money deposited with Title Company shall inure to the benefit of Purchaser.

             IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal as of the date set forth below.


PURCHASER:

Date of Execution                           THE GROVE CORPORATION,
by Purchaser:

11/26/97                                 a Delaware Corporation
---------------------------
                                        By: /s/Brian Navarro
                                            --------------------
                          Brian Navarro, Vice President


SELLER:                                  PROPERTIES II, INC.,
                                        a Delaware Corporation
Date of Execution
                                        by: Seller:/s/Joe Elsener
                                            -------------------------
                              Name: Mr. Joe Elsener
                                                Title:VP


The undersigned Title Company hereby acknowledges receipt of the Earnest Money and a copy of this Agreement, and agrees to hold and dispose of the Earnest Money in accordance with the provisions of this Agreement.

Date of Execution by
Title Company:                     CHICAGO TITLE INSURANCE COMPANY


12/1/97                           By:/s/

                                       Authorized Officer



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